EX-99.77C  VOTES

Shareholder Voting Results

     On April 17, 2000, a special meeting of shareholders of Advantus International Balanced Fund, Inc. was held. Shareholders of record on February 28, 2000, were entitled to vote on the proposals described below.

(1)  To elect a Board of Directors as follows:

                                                   Votes            Votes
Director                                            For           Withheld

Charles E. Arner                                 3,818,544          9,963
Ellen S. Berscheid                               3,819,169          9,338
Ralph D. Ebbott                                  3,818,544          9,963
Frederick P. Feuerherm                           3,819,616          8,891
William N. Westhoff                              3,819,532          8,975

(2) To approve the elimination or modification of the following investment policies for:

                                             Votes         Votes       Votes
                                              For         Against    Withheld

A.  Modify policy regarding borrowing
and the issuance of senior securities       3,379,627      5,061      31,986

B.  Modify policy regarding concentration
in a particular industry                    3,380,146      4,542      31,986

C.  Modify policy regarding investments
in real estate and commodities              3,380,086      4,602      31,986

D.  Modify policy regarding lending         3,374,823      9,865      31,986

E.  Eliminate policy restricting
the pledging of assets                      3,374,358      9,669      32,647

F.  Eliminate policy restricting
margin purchases and short sales            3,373,738     10,950      31,986

(3)  To approve an amendment to the
investment advisory agreement between
the Fund and Advantus Capital Management,
Inc., as described in the proxy statement   3,374,742      9,257      32,675

(4)  To ratify the selection of KPMG LLP
as independent public accountants for
the Fund                                    3,793,212      1,695      33,601